Exhibit 23

Consent of Independent Registered Public Accounting Firm

The Board of Directors
FirstMerit Corporation

We consent to the incorporation by reference in the Registration Statement (File No. 33-63101) on Form S-8 of FirstMerit Corporation of our report dated June 27, 2013 relating to the statements of net assets available for benefits of FirstMerit Corporation and Affiliates Employees' Salary Savings Retirement Plan as of December 31, 2012 and 2011, and the related statement of changes in net assets available for benefits for the year ended December 31, 2012, which appears in this December 31, 2012 annual report on Form 11-K.

/s/ SS&G, Inc.
June 27, 2013
Akron, Ohio